EXHIBIT 23.2

                       INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated January 26, 2000 (March 27, 2000 as to Note 1), appearing in the Annual Report on Form 10-K of Avis Group Holdings, Inc. for the year ended December 31, 1999 and included in the Current Report on Form 8-K of Cendant Corporation dated November 17, 2000 which is incorporated by reference in the Annual Report on Form 10-K of Cendant Corporation for the year ended December 31, 2000.


/s/ Deloitte & Touche LLP

New York, New York
April 6, 2001